Exhibit 5.2

August 7, 2009

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94163.

Wells Fargo Securities, LLC

600 California Street, Suite 1600

San Francisco, California 94108.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $5,685,000 aggregate face amount of Notes Linked to the iShares MSCI Emerging Markets Index Fund due August 8, 2011 (the “Securities”) as described in the Company’s prospectus supplement dated July 31, 2009 to the Company’s prospectus dated June 4, 2009 (the “Prospectus Supplement”). We hereby confirm our opinion as set forth under the heading “Supplemental U.S. Income Tax Considerations” in the Prospectus Supplement.

We hereby consent to the reference to us in the Prospectus Supplement under the caption “Supplemental U.S. Income Tax Considerations” and the filing of this opinion as an exhibit to the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP